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Exhibit 10.8

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 21st day of January, 2004, by and between Pacific Coast National Bank (the "Bank") and Richard William Grinyer, a resident of San Diego County, California ("Executive") (the signatories to this Agreement will be referred to jointly as the "Parties").

WITNESSETH:

        WHEREAS, the Bank is a wholly-owned subsidiary of Western Pacific Bancorp, Inc. (the "Company")

        WHEREAS, Bank has agreed to employ Executive, and Executive has agreed to be employed by Bank, subject to and on the terms and conditions set forth herein; and

        WHEREAS, both Bank and Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and Bank agree as follows:

        1.    Term of Employment.    This Agreement shall become effective upon receipt of Bank's banking charter ("Effective Date") and shall continue in effect through December 31, 2009 (the "Initial Period"), unless terminated pursuant to Section 4. At the end of the Initial Term of this Agreement, the Agreement shall automatically renew for successive one-year terms, unless Bank provides written notice to Executive within ninety (90) days prior to the expiration of the then current term. Such Initial Term and all subsequent terms shall be referred to herein as the "Term of Employment."

        2.    Duties and Authority.

          (a)   During the Term of Employment, Executive shall serve as Bank's Executive Vice President and Chief Credit Officer. Executive shall perform in a professional manner the authorized and customary duties for the positions and such other reasonable duties and responsibilities as the Board of Directors of Bank and/or Company (the term "Board of Directors" as used in this Agreement shall mean the Board of Directors of Bank, unless specifically stated otherwise) may assign to Executive from time to time, in writing, which duties shall include, but not be limited to the following:

            (i)    Executive shall oversee the daily operation of Bank and all subsidiary activities related to and controlled by Bank;

            (ii)   Executive shall carry out and implement all proper directions and instructions of the Board of Directors that conform with reasonable and sound banking practices;

            (iii)  Executive shall use his best efforts to operate Bank so as to meet the growth and financial projections and budgets established and approved by the Board of Directors, assuming such projections and budgets shall be reasonable and realistically attainable under the conditions which then exist both in bank and local and national financial markets; and

            (iv)  Executive shall use his best efforts to avoid any action that might materially damage, harm or discredit the reputation of Bank, its shareholders, or it's Board of Directors.

          (b)   Notwithstanding the provisions of Section 2(a), the duties and responsibilities of Executive may be changed and modified from time to time by Bank at its discretion. Upon changes and modifications to Executive's duties and responsibilities, Executive's employment with Bank shall continue to be governed by the terms of this Agreement.

          (c)   During the Term of Employment, Executive shall devote Executive's best efforts and entire productive time, ability and attention to the business operations of Bank and Company, and shall not, without the written consent of Bank or Company, directly or indirectly, alone or as a partner, officer, director, stockholder, employee, or consultant of any other person, entity, association, agency, organization, or institution, engage in any other business or profession which would necessitate Executive's giving any portion of his time and effort to such activity. Executive shall at all times faithfully, with diligence and to the best of Executive's ability, experience, and talent, perform all the duties that may be required of and from Executive pursuant to the express and implicit terms hereof to the reasonable satisfaction of Bank.

          (d)   Executive shall become informed to the best of his ability of current developments in the banking industry applicable to Bank and shall attend such banking seminars and schools as he or the Board of Directors deems appropriate to keep apprised of laws, regulations, policies and procedures that affect Bank, Company and their operations. Executive shall serve on such committees of Bank as the Board of Directors may determine from time to time. Executive shall at all times be subject to the direction and control of the Board of Directors, and all acts of Executive in the performance of his duties hereunder shall be carried out in conformity with the policies, directions and limitations as from time to time established by the Board of Directors. Executive shall not be required to change his domicile from San Diego County, California in connection with the performance of his duties hereunder. Executive shall not be required to engage in any activities or exercise any powers or authority that has the effect of violating any federal, state or local laws or regulations.

        3.    Compensation and Benefits.    All payments of compensation to Executive shall be payable in accordance with Bank's ordinary payroll and other policies and procedures.

          (a)   Base Salary. During the Term of Employment, Bank shall pay Executive, at a minimum, a base salary of $125,000.00 per full calendar year ("Base Salary"), appropriately prorated for partial months at the commencement and end of the term of this Agreement. Bank shall review the amount of such Base Salary no less often than annually. Any salary adjustment shall be based on: (i) Executive's performance since Executive's last review; (ii) the performance and profitability of the Bank; and (iii) the Bank's salary policy effective at the time of any such salary review and adjustment. Bank shall have the right to deduct from payment of all compensation to Executive hereunder any federal, state or local taxes required by law to be withheld with respect to such payments and any other amounts specifically authorized to be withheld or deducted by Executive.

          (b)   Annual Cash Incentive Compensation. Executive, if employed on the last day of the calendar year for which any bonus as determined by the Board of Directors is being awarded, shall be eligible for performance-based annual cash and/or stock awards as determined by the Board of Directors in accordance with mutually agreed upon goals and objectives established by the Board of Directors in January of each calendar year this Agreement is in force and effect.

          (c)   Participation in Employee Benefit Programs. Executive shall be entitled to participate in any benefit programs applicable to all employees of Bank or to executive employees of Bank in accordance with Bank policy and the provisions of said benefit plans. This Agreement, which provides certain additional benefits, does not preclude Executive's participation in such other plans of Bank.

          (d)   Executive Vacation Allocation. Executive shall be allocated a minimum of four (4) weeks paid vacation annually. If vacation time is unused, unused vacation time may accumulate and be used at a future date as deemed appropriate by Executive and Management. If the Executive has accumulated vacation at time of termination, accumulated vacation time will be paid to Executive as regular pay.

          (e)   Split Dollar Life Insurance. Bank shall purchase and maintain a split dollar life insurance policy in the amount of $1,000,000.00 naming Bank as beneficiary of an amount equal to the greater of the aggregate premiums paid or the cash surrender value of such policy and Executive as beneficiary of any death benefit remaining after Bank receives amounts due to it. The rights and obligations of Bank and Executive shall be governed by the terms and provisions of a separate split dollar life insurance plan.

          (f)    Stock Options. As of the Effective Date, the Company shall grant to Executive a number of options to purchase shares of common stock of the Company equal to 4.0% of the number of shares of common stock of the Company outstanding as of the Effective Date. During the term of this Agreement, the Board of Directors may grant to Executive an additional number of options to purchase shares of common stock of the Company equal to 4.0% of the number of shares of common stock of the Company outstanding as of the Effective Date upon such terms and conditions as may be determined by the Board of Directors from time to time in their sole discretion. All stock options granted under this Section shall expire ten years following the date of grant, have an exercise price equal to the fair market value of the common stock of the Company at the time of issuance, and be evidenced by a stock option certificate which may contain addition terms and restrictions not inconsistent with this Agreement or any stock option plan of the Company then in existence and under which options pursuant to this Section are issued. The options granted under this Section shall vest in approximately equal percentages as of the last day of each calendar year over the three year period following issuance.

          (g)   Leased Vehicle. Bank shall lease, or reimburse Executive, in the maximum amount of $500.00 per month, for leasing a vehicle for Executive's transportation to and from the offices of Bank and for use in engaging in activities in the name of or for the benefit of Bank. Bank shall pay or reimburse Executive for reasonable gas and insurance costs associated with the leased vehicle.

          (h)   Reimbursement of Expenses. During the Term of Employment, Bank shall promptly pay all reasonable expenses incurred by Executive for all reasonable travel and other business related expenses incurred by him in performing his obligations under this Agreement in accordance with Bank's travel and business expense policy, such expenses to be reviewed by the Board of Directors on a periodic basis.

          (i)    Compensation after Termination.

            (i)    If the Term of Employment is terminated (i) by Bank for cause or due to the death or disability of Executive, (ii) by Executive or (iii) through expiration of the Term of Employment, Bank shall have no further obligations hereunder or otherwise with respect to Executive's employment from and after the termination or expiration date (except payment of Executive's Base Salary accrued through the date of termination or expiration) and Bank shall continue to have all other rights available hereunder.

            (ii)   If the Term of Employment is terminated by the Bank without cause, Executive shall be entitled to receive as severance pay (in addition to the payment of the Base Salary through the date of termination) an amount equal to Executive's Base Salary, payable within thirty (30) days of the end of the Term of Employment; provided, however, if the severance payment to Executive would cause Bank to contravene any law, regulation or policy applicable to Bank,

    Bank and Executive agree that such severance payment shall be made to the extent permitted by law, regulation and policy, and the remainder of such severance payment shall be made from time to time at the earliest time permitted by law, regulation and policy. After the 30th day following the end of the Term of Employment, the outstanding severance payment shall, until paid, bear interest per annum at the prime lending rate as published in the Southwest Edition of The Wall Street Journal on the 31st day following the end of the Term of Employment. In addition to the severance payment, Bank shall reimburse Executive in the maximum amount of $10,000.00 for reasonable expenses incurred by Executive in relocating from San Diego County, California upon receipt of evidence thereof. Except as otherwise specifically provided herein, Bank shall have no other obligations hereunder or otherwise with respect to Executive's employment from and after the termination or expiration date, and Bank shall continue to have all other rights available hereunder.

            (iii)  No termination under Section 4 shall terminate or adversely affect any rights of Executive then vested under any disability or other benefit program of Bank.

          (j)    Fair and Adequate Compensation. Bank and Executive acknowledge that such compensation and the other covenants and agreements of Bank contained herein are fair and adequate compensation for Executive's services and for the covenants described below.

        4.    Termination.

          (a)   Death. If Executive dies during the Term of Employment and while in the employ of Bank, this Agreement shall automatically terminate and Bank or Company shall have no further obligation to Executive or his estate under this Agreement (other than death benefits payable under the benefit plans referenced in Section 3(c) or 3(e)), except that Bank shall pay Executive's estate that portion of Executive's base salary under Section 3(a) accrued through the date on which Executive's death occurred. Such payment of base salary to Executive's estate shall be made in the same manner as other payroll obligations of the Bank.

          (b)   Disability.

            (i)    Bank may terminate this Agreement if, during the Term of Employment, Executive shall be prevented from performing his duties hereunder by reason of becoming disabled. For purposes of this Agreement, the term "disabled" shall have the meaning set forth in Bank's long term disability plan or, if Bank has no long term disability plan in effect at the time of the Executive's disability, shall mean that Executive has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing the essential functions of his duties under this Agreement for a continuous period of six (6) months, as determined by Bank upon the advice of a qualified physician. In the event a dispute arises between Executive and the Bank concerning Executive's physical or mental ability to continue or return to the performance of his duties, Executive shall submit to examination by a competent physician mutually agreeable to both parties. The physician's opinion as to the Executive's capability to perform his duties will be final and binding. During any period prior to termination during which the Executive fails to perform his duties as a result of incapacity due to physical or mental illness, Executive shall continue to receive his full salary at the rate then in effect for such period until his employment terminates pursuant to this Section 4(b), provided that payments so made to Executive during such period shall be reduced by the sum of the amounts, if any, payable to Executive under any disability benefit plans of Bank that were not previously applied to reduce such payment.

            (ii)   In the event of a termination pursuant to this Section 4(b), Bank shall be relieved of all its obligations under this Agreement, except that Bank shall pay to Executive, or his estate in the event of his subsequent death, Executive's base salary under Section 3(a) through the date on which such termination shall have occurred, reduced during such period by the amount of any benefits received by Executive under any disability policy maintained by Bank and any death benefits payable under the benefit plans referenced in Section 3(c) or 3(e). All such payments to Executive or his estate shall be made in the same manner as other payroll obligations of Bank.

          (c)   Discharge for Cause. At any time during the Term of Employment, Bank may discharge Executive for cause and terminate this Agreement by delivering to Executive a written notice of discharge. The notice of discharge shall set forth the reasons for Executive's termination for cause. For purposes of this Agreement, cause shall be defined as the occurrence of any of the following events:

            (i)    The determination by the Board of Directors in the exercise of its reasonable judgment, after consultation with its legal counsel, that Executive has committed an act or acts constituting (i) a felony or other crime, whether a felony or a misdemeanor, involving moral turpitude, dishonesty or theft, (ii) dishonesty or disloyalty with respect to Bank or Company, or (iii) fraud;

            (ii)   The determination by the Board of Directors in the exercise of its reasonable judgment, that (i) the Executive has failed to follow the policies adopted by the Board of Directors; (ii) that Executive has failed to meet the performance goals established in writing by the Board of Directors in January of each calendar year this Agreement is in effect; or (iii) that Executive has engaged in such actions or omissions that would constitute unsafe or unsound banking practices;

            (iii)  The determination by the Board of Directors in the exercise of its reasonable judgment, after consultation with its legal counsel, that Executive has committed a breach or violation of this Agreement, and fails to cure such breach or violation within ten (10) days after written notice to Executive by Bank specifying in reasonable detail the alleged breach or violation;

            (iv)  The determination by the Board of Directors, after consultation with its legal counsel, that Executive has engaged in gross misconduct in the course and scope of his employment with Bank including indecency, immorality, gross insubordination, dishonesty, unlawful harassment or discrimination, use of illegal drugs, or fighting; or

            (v)   In the event Executive is prohibited from engaging in the business of banking by any governmental regulatory agency having jurisdiction over Bank or Company.

        For purposes of this Agreement, Executive shall not be deemed to be in breach of this Agreement for his failure to substantially perform his duties under this Agreement where such failure results because Executive has becomes disabled within the meaning of Section 4(b). In such cases, termination of Executive shall be governed by the provisions of Section 4(b).

          (d)   Discharge without Cause. At any time during the Term of Employment, Bank shall be entitled to terminate Executive's employment and this Agreement "without cause," by providing him with a written notice of termination. Any termination of this Agreement which is not for cause, as defined above in Section 4(c), or which does not result from the death or disability of Executive, as set forth in Sections 4(a) or 4(b) respectively, or a constructive discharge as set forth in Section 4(e), respectively, shall be deemed to be a termination without cause.

          (e)   Resignation. Executive shall be entitled to terminate this Agreement by providing Bank with a written notice of resignation at least ninety (90) days prior to the intended resignation date. Upon Executive's resignation, he shall be entitled to receive any base salary which has been earned by him through the effective date of such resignation. In lieu of having Executive work for Bank through the effective date of the resignation, Bank may terminate this Agreement immediately;

  however, Bank shall still pay Executive amounts to which he would otherwise be entitled through the effective date of such resignation. Upon the effective date of Executive's resignation, Executive shall not be entitled to receive any other compensation or benefits as provided in the individual benefit plans or agreements.

        5.    Non-Disclosure and Confidentiality.

          (a)   Executive acknowledges that, by the nature of his duties, he will or may have access to and become informed of confidential, proprietary, and highly sensitive information relating to Bank and which is a competitive asset of Bank, including, without limitation, information pertaining to: (i) the identities of Bank's existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of Bank's existing and prospective customers or clients; (iii) financial information about Bank; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, Bank's employees; (vi) the identities of and pricing information about Bank's suppliers and vendors; (vii) training programs developed by Bank; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) Bank's financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of Bank and its suppliers and vendors; and (xiv) computer programs and software developed by Bank or its consultants.

          (b)   The term Proprietary Information does not include information or know-how which: (i) is in Executive's possession prior to its disclosure to him by Bank (as shown by competent written evidence in Executive's files and records immediately prior to the time of disclosure); (ii) is available to the general public other than through any inaction or action (whether or not wrongful) on Executive's part; or (iii) is approved for release by written authorization of the Bank.

          (c)   Executive agrees not to: (i) use, at any time, any Proprietary Information for his own benefit and for the benefit of another; or (ii) disclose, directly or indirectly, any Proprietary Information to any person who is not a current employee of Bank, except in the performance of the duties assigned to Executive in this Agreement, at any time prior or subsequent to the termination of his employment with Bank, except as such disclosure may be required by law. Executive further agrees not to make copies of any Proprietary Information, except in the performance of the duties assigned to him in this Agreement.

        6.    Return of Bank Property.    Executive acknowledges that all memoranda, notes, records, reports, manuals, books, papers, letters, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales or financial information and aids relating to Bank's business, and any and all other documents containing Proprietary Information furnished to Executive by any representative of Bank or otherwise acquired or developed by Executive in connection with his association with Bank (collectively, "Recipient Materials") shall at all times be the property of Bank. Within twenty-four (24) hours of the termination of his employment with Bank, Executive shall return to Bank any Recipient Materials which are in his possession, custody or control.

        7.    Non-Solicitation of Customers/Clients.

          (a)   Executive acknowledges that the special relationship of trust and confidence between him, Bank, and its clients and customers creates a high risk and opportunity for Executive to misappropriate the relationship and goodwill existing between Bank and its clients and customers. Executive further acknowledges and agrees that it is fair and reasonable for Bank to take steps to protect itself from the risk of such misappropriation. Executive further acknowledges that, at the outset of his employment with Bank and/or throughout his employment with Bank, Executive will be provided with access to and informed of Bank's Proprietary Information, which will enable him to benefit from Bank's goodwill and know-how.

          (b)   Executive acknowledges that it would be inevitable in the performance of his duties as a director, officer, employee, investor, agent or consultant of any person, association, entity, or company which competes with Bank or Company, or which intends to or may compete with Bank or Company, to disclose and/or use Bank's Proprietary Information, as well as to misappropriate Bank's goodwill and know-how, to or for the benefit of such other person, association, entity, or company. Executive also acknowledges that, in exchange for the execution of the non-solicitation restriction set forth in this Section 7, he has received substantial, valuable consideration. Executive further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation restriction set forth in this Section.

          (c)   Ancillary to the enforceable promises set forth in this Agreement, as well as to protect the vital interests described in those Sections, Executive agrees that, while he is employed by Bank and for a period of one (1) year following the termination of his employment with the Bank, regardless of the reason for such termination, Executive will not, without the prior written consent of Bank, directly or indirectly, alone or for his own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, consultant, distributor, advisor, representative or agent of any partnership, joint venture, corporation, trust, or other business organization or entity,

            (i)    solicit the banking business of any current customers of the Bank;

            (ii)   acquire, charter, operate or enter into any franchise or other management agreement with any financial institution;

            (iii)  serve as an officer, director, employee, agent or consultant to any financial institution, or

            (iv)  establish or operate a branch or other office of a financial institution.

within the city limits of or having its main office or a branch within fifty (50) miles of the main office of Bank.

          (d)   Executive agrees that the restriction set forth above is ancillary to an otherwise enforceable agreement, is supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained by this Section are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of Bank. Executive agrees that if, at some later date, a court of competent jurisdiction determines that the non-solicitation agreement set forth in this Section does not meet the criteria set forth by applicable law, this Section may be reformed by the court and enforced to the maximum extent permitted under applicable law. Executive understands that his obligations under this Section shall not be assignable by him.

        8.    Non-Solicitation of Employees.    Executive agrees that, as part of his employment with Bank, he will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of the Bank's employees. Executive agrees to maintain the confidentiality of such information. He further covenants and agrees that, for a period of one (1) year subsequent to the termination of his employment with Bank, whether such termination occurs at the insistence of himself or Bank, he shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of Bank, nor shall he contact or communicate with any other employees of Bank for the purpose of inducing other employees to terminate their employment with Bank. For purposes of this covenant, "other employees" shall refer to employees who were employed by, or doing business with, Bank within twelve (12) months of the time of the attempted recruiting or hiring.

        9.    Independent Covenants.    Executive acknowledges that the covenants set forth in Sections 5, 7 and 8 are material conditions to Bank's willingness to execute and deliver this Agreement and to provide Executive the compensation and benefits and other consideration provided hereunder. The parties agree that the existence of any claim or cause of action of Executive against Bank, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Bank of such covenants. It is specifically acknowledged that the period of one year following the termination of employment stated in Sections 7 and 8, during which the agreements and covenants of Executive made in such sections are effective, is to be computed by excluding from such computation any time during which Executive is in violation of any provision of Sections 7 and 8. The covenants contained in Sections 5, 7 and 8 will not be affected by any breach of any other provision hereof by any party hereto. In addition, Executive's obligations under Sections 5, 7 and 8 shall survive the termination of this Agreement and Executive's employment with Bank. Executive's obligations under Sections 5, 7 and 8 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which he may have to Bank under general legal or equitable principles, or other Bank policies.

        10.    Remedies.    In the event that Executive violates any of the provisions set forth in Sections 5, 7 and 8 of this Agreement, Executive acknowledges that Bank will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages. Consequently, Executive acknowledges and agrees that Bank shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation. Executive further acknowledges and agrees that this injunctive relief shall be in addition to any other legal or equitable relief to which Bank would be entitled.

        11.    Early Resolution Conference.    This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, if at any time Executive seeks to challenge any provision of this Agreement as unclear, unenforceable or inapplicable to any competitive activity in which Executive intends to engage, Executive shall first notify the Bank in writing and meet with a representative of the Bank and a neutral mediator (if the Bank elects to retain one, at its expense) to discuss the resolution of any disputes between the parties. Executive shall provide this notification at least fourteen (14) days before Executive engages in any activity that could foresee ably fall within the scope of any of the provisions set forth in Section 5, 7 or 8 of this Agreement. The failure to comply with this requirement shall operate as a waiver by the Executive to challenge the reasonable scope, clarity, applicability or enforceability of Sections 5, 7 or 8 of this Agreement. All rights of Executive and the Bank will be preserved if the early resolution conference requirement is complied with, even in the event that no agreement is reached as a result of the conference.

        12.    Notification of Prospective Employment.    If Executive intends to accept employment or an association with any third party which is engaged in a business similar to the business conducted by Bank or which, because of the nature of his proposed or potential position with the third party, may require him to use or disclose Bank's Proprietary Information, he agrees to provide Bank with notice of his intention to accept such employment or association no later than sixty (60) days prior to accepting such employment or association. Prior to accepting employment or an association with any third party which is engaged in a business similar to the business conducted by Bank or which, because of the nature of his proposed or potential position with the third party, may require Executive to use or disclose Bank's Proprietary Information, he agrees to provide a copy of this Agreement to such third party. Finally, Executive agrees that Bank may, at any time while any of the non-disclosure and/or non-solicitation covenants contained in this Agreement are in force, provide notice of the existence of that Agreement to any third party with whom or which he proposes to negotiate or is negotiating concerning employment or to accept employment, without any liability to Executive for any such notice.

        13.    Arbitration.

          (a)   Executive recognizes that differences may arise between him, the Bank, and the Company during or following his employment with Bank, and that those differences may or may not be related to his employment. Executive acknowledges that by entering into this Agreement, he anticipates gaining the benefits of a speedy, impartial dispute-resolution procedure for resolving any and all disputes between himself, Bank, and Company. Notwithstanding Section 19 hereof, this Section 13 shall be governed by the Federal Arbitration Act and to the extent that it is inconsistent with California law, it will supercede California law relating to the arbitrability of any disputes.

          (b)   Executive and Bank consent to the resolution by final and binding arbitration of any claim, controversy, or dispute ("claim(s)") between Executive and Bank, whether or not such claims arise out of or relate to his employment by Bank, in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises. The claims covered by this Section include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims (including, but not limited to, invasion of privacy, intentional infliction of emotional distress, assault, battery, fraud, negligence, gross negligence, negligent hiring or retention); claims of discrimination (including, but not limited to, race, gender, sexual harassment, religion, national origin, age, marital status, or medical condition, handicap or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the following paragraph.

          (c)   Executive and Bank understand that claims for workers' compensation or unemployment compensation benefits are not covered by this Agreement. Moreover, although Executive is prohibited from filing a lawsuit concerning claims covered by this Agreement, Executive understands that this Section shall not prohibit him from filing a charge or complaint with any governmental agency. Finally, Executive understands that this Section 13 does not apply with respect to disputes relating to the operation of and the enforcement of Sections 5, 7 and 8 hereof.

          (d)   Either party may initiate an arbitration proceeding by delivery of written notice to the other party hereto. Resolution of such dispute shall be resolved by a majority vote of a panel of three arbitrators. Within 30 days after giving or receiving a demand for arbitration, Bank and Executive shall each select one arbitrator. Such arbitrators shall be freely selected and the parties shall not be limited in their selection to any prescribed list. The arbitrators chosen by Bank and Executive shall, by mutual consent, select the third arbitrator. Except as otherwise agreed upon by the Parties, the arbitration shall convene in San Diego, California.

          (e)   The decision of the arbitrators shall be in writing and presented in separate findings of fact and law. The award of the arbitrators shall be final and binding on the parties from which no appeal maybe taken and an order confirming the award or judgment upon the award may be entered into in any court having jurisdiction there over.

          (f)    Prior to the appointment of the arbitrator, Bank or Executive may seek provisional remedies, including, without limitation, temporary restraining orders and preliminary injunctions. After the appointment of the arbitrators, the arbitrators shall have sole authority to grant such provisional remedies as the arbitrators, in their sole discretion, deem necessary or appropriate.

          (g)   The arbitrators shall have the authority to award any relief permitted by relevant federal or state statute, including, without limitation, back wages, front wages, actual damages, compensatory damages, punitive damages, attorneys' fees, and costs associated with the arbitration proceeding. The arbitrators, in the award, may assess the fees and expenses of the arbitrators and of the arbitration proceeding and the witness and attorney's fees of the parties or any part thereof, against either Bank or Executive or both of them, taking into account the circumstances of the case. Except as assessed by the arbitrators in the award, Bank and Executive shall each bear their own costs in connection with the arbitration proceeding. Notwithstanding the foregoing, Bank shall bear 100% of the aggregate fees and expenses of the arbitrators.

          (h)   Executive and Bank acknowledge and agree that a party making a claim pursuant to or arising under this Section must give written notice of such claim within one (1) year of the occurrence of the event or conduct giving rise to the claim. Failure to give notice of any claim within one (1) year shall constitute a waiver of the claim, even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

          (i)    Except with respect to claims described in Section 13(c), Executive and Bank acknowledge and agree that the arbitrators, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or void able. Such arbitrators shall have jurisdiction to hear and rule on pre-hearing disputes, and are authorized to hold pre-hearing conferences by telephone or in person as the arbitrator deems necessary. The arbitrators shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrators shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Federal Rules of Evidence shall apply to the arbitration proceeding.

        14.    Goodwill.    Executive acknowledges that Bank will, over a period of time, develop, significant relationships and goodwill between itself and its clients and customers by providing superior products and services. Executive further acknowledges that these relationships and this goodwill are a valuable asset belonging solely to Bank. Executive understands that Bank agrees to compensate him, as well as to reimburse him for reasonable and necessary business expenses incurred, while he builds and/or maintains business relationships and goodwill with Bank's current and prospective clients and customers on a personal level. Executive acknowledges that the responsibility to build and maintain business relationships and goodwill with current and prospective clients and customers creates a special relationship of trust and confidence between him, Bank, and its clients and customers.

        15.    Change in Control.    Upon a Change in Control, the Bank shall pay to Executive a cash lump sum payment equal to 199% of his Base Amount as defined in section 280G(b)(3) of the Internal Revenue Code of 1986, as amended ("Change in Control Payment"); provided, however, if the Change in Control Payment to Executive would cause the Bank to contravene any law, regulation or policy applicable to the Bank, the Bank and Executive agree that such Change in Control Payment shall be made to the extent permitted by law, regulation and policy, and the remainder of such Change in Control Payment shall be made from time to time at the earliest time permitted by law, regulation and policy. For purposes of this Agreement, "Change in Control" means:

          (a)   a change in the ownership of the capital stock of the Bank or the Company, whereby a corporation, person, or group acting in concert (other than the current members of the boards of directors of the Company or the Bank or any of their descendants, the Company, the Bank, or any savings, pension or other benefit plan for the benefit of the employees of the Company or the Bank or subsidiaries thereof)(a "Person") as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), holds or acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company or the Bank which constitutes fifty percent (50%) or more of the combined voting power of the Company's or the Bank's then outstanding capital stock entitled to vote generally in the election of directors;

          (b)   the persons who were members of the board of directors of the Company or the Bank immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the board of directors of the Company or the Bank, as applicable;

          (c)   the consummation by the board of directors of the Company or the Bank of a merger, consolidation or reorganization plan involving the Company or the Bank in which the Company or the Bank, as applicable, is not the surviving entity, or a sale of all or substantially all of the assets of the Company or the Bank. For purposes of this Agreement, a sale of all or substantially all of the assets of the Company or the Bank shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company or the Bank, as applicable, that have an aggregate fair market value equal to fifty percent (50%) or more of the fair market value of all of the respective gross assets of the Company or the Bank immediately prior to such acquisition or acquisitions;

          (d)   a tender offer or exchange offer is made by any Person which is successfully completed and results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either fifty percent (50%) or more of the Company's or Bank's outstanding shares of common stock or shares of capital stock having fifty percent (50%) or more of the combined voting power of the Company's or Bank's then outstanding capital stock (other than an offer made by the Company or the Bank), and sufficient shares are acquired under the offer to cause such person to own fifty percent (50%) or more of the voting power;

          (e)   a dissolution or liquidation of the Company or the Bank; or

          (f)    any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in clauses (a)-(f);

provided however that, a shareholder or shareholders may make the following transfers and such transfers shall be deemed not to be a Change in Control: (i) to any trust described in section 1361(c)(2) of the Code and that is created solely for the benefit of any shareholder or any spouse or lineal descendant of any shareholder; (ii) to any individual by bona fide gift; (iii) to any spouse or former spouse pursuant to the terms of a decree of divorce; or (iv) to any officer or employee of the Company or the Bank pursuant to any stock option plan established by the shareholders of the Company or the Bank.

        16.    Notices.    All notices, requests, consents and other communications to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by recognized overnight courier service the next day. Such notices, requests, consents and other communications shall be sent to the respective parties as follows: (i) if to Executive: Richard William Grinyer to 984 Carmen Court, San Marcos CA 92069 (ii) if to Bank: Pacific Coast National Bank; and (iii) if to Company: Western Pacific Bancorp, Inc. Any Party hereto may designate a different address by providing written notice of such new address to the other Parties. Date of service of such notice shall be (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of a confirmation of a successful transmission), (ii) three business days after the date of mailing if sent by certified or registered mail or (iii) one business day after the date of delivery to the overnight courier if sent by overnight courier.

        17.    Severability.    The Parties acknowledge that each covenant and/or provision of this Agreement shall be enforceable independently of every other covenant and/or provision. Furthermore, Executive, Bank and Company acknowledge that, in the event any covenant and/or provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

        18.    Complete Agreement; Modification.    The Parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between the parties; that each executed this Agreement based upon the express terms and provisions set forth herein; that, in accepting employment with Bank, Executive has not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement. The provisions hereof may not be altered, amended, modified, waived, or discharged in any way whatsoever, except by written agreement executed by Executive and Bank. No waiver shall be deemed a continuing waiver or a waiver of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

        19.    Governing Law.    This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of California, without giving effect to provision thereof regarding conflict of laws.

        20.    Counterparts.    This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        21.    Prior Agreements.    Executive represents that his service as an employee of Bank will not violate any agreement: (i) he has made that prohibits him from disclosing any information he acquired prior to his becoming employed by Bank; or (ii) he had made that prohibits him from accepting employment with Bank or that will interfere with his compliance with the terms of this Agreement. Executive further represents that he has not previously, and will not in the future, disclose to Bank any proprietary information or trade secrets belonging to any previous employer. Executive acknowledges that Bank has instructed him not to disclose to it any proprietary information or trade secrets belonging to any previous employer.

        22.    Voluntary Agreement.    The Parties acknowledge that each has carefully read this agreement, that each has had an opportunity to consult with his or its attorney concerning the meaning, import and legal significance of this Agreement, that each understands its terms, that all understandings and agreements between Executive and Bank relating to the subjects covered in this Agreement are contained in it, and that each has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other than those contained in this Agreement.

        23.    Restrictions Upon Funding.    The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive or any successor-in-interest to Executive shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general unsecured claim. For purposes of the Code, the Bank intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Bank. For purposes of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Bank intends that this Agreement not be subject to ERISA. If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated employee of the Bank for the purpose of qualifying this Agreement for the "top hat" plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. At no time shall the Executive have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of Executive, the Executive shall assist the Bank by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

        24.    Interpretation.    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word "or" is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein mean such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

        [Signature Page Follows]

        [Signature Page to Employment Agreement]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above, to be effective as of the Effective Date.

EXECUTIVE:
Richard William Grinyer 984 Carmen Court San Marcos, CA 92069
BANK:	PACIFIC COAST NATIONAL BANK (A wholly owned subsidiary of Western Pacific Bancorp, Inc.)
By:
Dennis C. Lindeman, Board Chairman

Denis Morgan, Board Member

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  Exhibit 10.8
EMPLOYMENT AGREEMENT